Exhibit 10.1

ALMA MARITIME LIMITED

- and -

EMPIRE NAVIGATION INC.

MANAGEMENT AGREEMENT

i

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made on the      day of March, 2010, BY AND BETWEEN:

(1)                                  ALMA MARITIME LIMITED, a company organized and existing under the laws of the Republic of the Marshall Islands (the “Parent”); and

(2)                                  EMPIRE NAVIGATION INC., a company organized and existing under the laws of the Republic of the Marshall Islands (the “Manager”).

WHEREAS:

(A)                              The Parent directly or indirectly wholly owns or will wholly own (i) the corporations identified on Schedule A hereto, as such Schedule A may be amended from time to time (the “Shipowning Subsidiaries”), each of which owns or will own one or more Tankers (as defined below) or Drybulk Carriers (as defined below) (together, the “Vessels”) and (ii) the corporations identified on Schedule B hereto, as such Schedule B may be amended from time to time (together with the Shipowning Subsidiaries, the “Subsidiaries”).

(B)                                The Manager has the benefit of expertise in the technical and commercial management of Tankers and Drybulk Carriers and administration of shipowning companies generally.

(C)                                The Parent and the Manager desire to adopt this Agreement, pursuant to which the Manager shall represent the Group (as defined below) in its dealings with third parties and provide either directly or through a Submanager (as defined below) technical, commercial, administrative and certain other services to the Group as specified herein in connection with the management and administration of the business of the Group.

NOW, THEREFORE, THE PARTIES HEREBY AGREE:

ARTICLE I

INTERPRETATION

SECTION 1.1.                                               In this Agreement, unless the context otherwise requires:

“Affiliates” means, with respect to any Person as at any particular date, any other Persons that directly or indirectly, through one or more intermediaries, are Controlled by, Control or are under common Control with the Person in question, and “Affiliate” means any one of them.

“Affirmative Response” shall have the meaning set forth in Section 14.3(b).

“Agreement” shall have the meaning set forth in the preamble.

“Approved Budget” shall have the meaning set forth in Section 10.3.

“Board of Directors” means the board of directors of the Parent as the same may be constituted from time to time.

“Business Days” means a day (excluding Saturdays and Sundays) on which banks are open for business in Athens, Greece; and New York, New York.

“Change in Control of the Manager” means (a) a sale of all or substantially all of the assets or property of the Manager, (b) a sale of the Manager’s shares resulting in Stamatis Molaris (together with any trusts or entities established for the benefit of Stamatis Molaris or his family, and any other entities wholly-owned by Stamatis Molaris and members of his family) owning less than 50.1% of the outstanding voting securities of the Manager or (c) a merger, consolidation, recapitalization or similar transaction, as a result of which Stamatis Molaris (together with any trusts or entities established for the benefit of Stamatis Molaris or his family, and any other entities wholly-owned by Stamatis Molaris and members of his family) beneficially own less than 50.1% of the outstanding voting securities of the resulting entity following such transaction.

“Change in Control of the Parent” means the occurrence of any of the following events: (a) if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (other than one or more Pre-IPO Stockholders) (collectively, an “Acquiring Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities of the Parent; or (b) the approval by the shareholders of the Parent of a proposed merger, consolidation, recapitalization or similar transaction, as a result of which any Acquiring Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities of the resulting entity following such transaction; or (c) a change in directors after which a majority of the members of the Board of Directors are not Continuing Directors. For purposes of this definition, such person or group shall be deemed to beneficially own any outstanding voting securities of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the outstanding voting securities of such parent corporation.

“Commission Free Newbuilds Delivery” has the meaning set forth in Section 9.1(d) of this Agreement.

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Consent of the Parent” means the prior written consent of a majority of the disinterested members of the Board of Directors.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors immediately after the Effective Date, or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the directors then still in office who were either directors immediately after the Effective Date or whose nomination or election was previously so approved.

“Crew” shall have the meaning set forth in clause 1 of each Shipmanagement Agreement.

“Draft Budget” shall have the meaning set forth in Section 10.1.

“Drybulk Carrier” means any ocean-going vessel (including any Newbuild) that is intended to be used primarily to transport non-liquid cargoes of commodities shipped in an unpackaged state.

“Drybulk Carrier Business” means any business involved in the ownership or operation of Drybulk Carriers.

“Effective Date” means the date upon which the initial public offering of the common stock of the Parent is consummated.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Officers” means the Chief Executive Officer, and the Chief Financial Officer of the Parent, and/or such other officers of the Parent that may be agreed by the parties hereto after the date of this Agreement from time to time.

“First Offer Notice” shall have the meaning set forth in Section 14.3(a).

“First Offer Period” shall have the meaning set forth in Section 14.3(b).

“Force Majeure” shall have the meaning set forth in Section 11.1.

“Group” means, at any time, the Parent and the Subsidiaries at such time taking into account the Schedule A and Schedule B in effect at such time and “member of the Group” shall be construed accordingly.

“Icon Vessels” shall mean, collectively, the vessels owned by ICON Doubtless, LLC, ICON Faithful, LLC, ICON Spotless, LLC and Isomar Marine Co. Limited that are managed as of the date of this Agreement by the Manager, in each case, pursuant to a separate agreement.

“Initial Term” shall have the meaning set forth in Section 13.1.

“Lillie” shall mean the Capesize drybulk carrier for which Lille Shipco LLC has a construction contract as of the date of this Agreement.

“Management Fee” shall have the meaning set forth in Section 9.1.

“Management Services” shall have, in relation to a Vessel, the meaning set forth in clause 1 of the Shipmanagement Agreement applicable to such Vessel.

“Manager” shall have the meaning set forth in the preamble.

“Manager Related Parties” shall have the meaning set forth in Section 11.2.

“Negative Response” shall have the meaning set forth in Section 14.3(b).

“Newbuild” means a new vessel to be or which has just been constructed, or is under construction, which a member of the Group has agreed to acquire pursuant to a shipbuilding contract, memorandum of agreement or otherwise.

“Parent” shall have the meaning set forth in the preamble.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, governmental authority or other entity.

“Pre-IPO Stockholders” shall mean MK Maritime LLC, Maas Capital Investments B.V., Kingsway Navigation Limited and Gallery Services Ltd. and their respective affiliates.

“Proposed Change in Control of the Manager” means (a) the approval by the board of directors of the Manager or the shareholders of the Manager of a proposed sale of all or substantially all of the assets or property of the Manager necessary for the performance of its services under this Agreement, (b) the approval by the shareholders of the Manager of a proposed sale of the Manager’s shares that would result in Stamatis Molaris (together with any trusts or entities established for the benefit of Stamatis Molaris or his family, and any other entities wholly-owned by Stamatis Molaris and members of his family) owning less than 50.1% of the outstanding voting securities of the Manager or (c) the approval by the shareholders of the Manager of a proposed merger, consolidation, recapitalization or similar transaction, as a result of which Stamatis Molaris (together with any trusts or entities established for the benefit of Stamatis Molaris or his family, and any other entities wholly-owned by Stamatis Molaris and members of his family) would beneficially own less than 50.1% of the outstanding voting securities of the resulting entity following such transaction.

“Questioned Items” shall have the meaning set forth in Section 10.2.

“Services” shall have the meaning set forth in Section 2.3.

“Shipmanagement Agreement” shall have the meaning set forth in Section 3.2.

“Shipowning Subsidiaries” shall have the meaning set forth in the recitals.

“Submanager” shall have the meaning set forth in Section 2.4.

“Subsequent Term” shall have the meaning set forth in Section 13.1.

“Subsidiaries” shall have the meaning set forth in the recitals.

“Supervision Agreement” shall have the meaning set forth in Section 3.3.

“Tanker” means any ocean-going vessel (including any Newbuild) that is intended to be used primarily to transport crude oil or refined petroleum products.

“Tanker Business” means any business involved in the ownership or operation of Tankers.

“Term” shall have the meaning set forth in Section 13.1.

“Termination Payment” means an amount of cash equal to three times (a) aggregate Management Fees for the past three completed years of the Term divided by (b) three.

“Vessels” shall have the meaning set forth in the recitals.

SECTION 1.2.                                               The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

SECTION 1.3.                                               All the terms of this Agreement, whether so expressed or not, shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 1.4.                                               In the event of any conflict between this Agreement, any Shipmanagement Agreement or any Supervision Agreement, the provisions of this Agreement shall prevail.

SECTION 1.5.                                               Unless otherwise specified, all references to money refer to the legal currency of the United States of America.

SECTION 1.6.                                               Unless the context otherwise requires, words in the singular include the plural and vice versa.

ARTICLE II

APPOINTMENT

SECTION 2.1.                                               The Manager is hereby appointed by the Parent as the administrative manager of the Group and hereby accepts such appointment on the terms and conditions of this Agreement.

SECTION 2.2.                                               The Manager shall be appointed by (a) each Shipowning Subsidiary pursuant to the provisions of Section 3.2 hereof as the technical and commercial manager of each such Shipowning Subsidiary’s Vessel on the terms and conditions of the relevant Shipmanagement Agreement and this Agreement and (b) each member of the Group acquiring a Newbuild, as the supervisor of the construction thereof on the terms and conditions of the relevant Supervision Agreement and this Agreement.

SECTION 2.3.                                               The Manager undertakes to use its best endeavors to provide:

(a)                                  the services specified in Articles V, VI, VII and VIII of this Agreement;

(b)                                 the services specified in each Supervision Agreement; and

(c)                                  the Management Services in respect of each Vessel specified in each Shipmanagement Agreement (the services to be provided under Sections 2.3(a), 2.3(b) and 2.3(c) collectively the “Services”).

SECTION 2.4.                                               The Manager may with the Consent of the Parent (such consent not to be unreasonably withheld) appoint any Person (a “Submanager”) at any time throughout the duration of this Agreement to discharge any of the Manager’s duties under this Agreement.  The Manager shall appoint a Submanager either by entering into a management agreement (in a form to be agreed between the relevant parties) directly with such Submanager or by directing such Submanager to enter into a management agreement directly with the relevant member of the Group (such management agreement to be on terms to be agreed between the parties thereto).

SECTION 2.5.                                               The Manager’s power to delegate performance of any provision of this Agreement hereunder is without prejudice to the Manager’s liability to the Parent to perform this Agreement with the intention that the Manager shall remain responsible to the Parent for the due and timely performance of all duties and responsibilities of the Manager hereunder PROVIDED HOWEVER that to the extent that any Submanager has performed any such duty, the Manager shall not be under any obligation to perform again the same duty.

ARTICLE III

THE PARENT’S GENERAL OBLIGATIONS

SECTION 3.1.                                               The Parent shall notify the Manager as soon as possible of any purchase of any vessel (whether the same is a second-hand vessel or a Newbuild), the delivery of any Newbuild from the relevant builder or intermediate seller to the relevant member of the Group to take ownership of such Newbuild, the sale of any Vessel, the purchase or creation of any direct or indirect subsidiary of the Parent or the sale or divestiture of any Subsidiary and shall promptly amend Schedule A and Schedule B hereto, as applicable, to be reflective of any such development. Such amended Schedule A or Schedule B shall be effective on any such day as mutually agreed by the Parent and the Manager, which date shall be no later than five Business Days after delivery of such amended Schedule A and/or Schedule B to the Manager by the Parent.

SECTION 3.2.                In relation to each Vessel the Parent shall cause the Shipowning Subsidiary that owns such Vessel to enter into with the Manager, and the Manager shall enter into with such Shipowning Subsidiary, a contract substantially in the form attached hereto as Appendix I (each a “Shipmanagement Agreement” and, collectively, the “Shipmanagement Agreements”), with such alterations and additions as are agreed by the Manager and such Shipowning Subsidiary to be appropriate; provided that any alterations or additions which materially vary from such form shall require the approval of the Board of Directors.

SECTION 3.3.                In relation to each Newbuild the Parent shall, or shall procure that the relevant member of the Group that owns or has agreed to acquire such Newbuild shall, enter into with the Manager, and the Manager shall enter into with such member of the Group, a contract substantially in the form attached hereto as Appendix II (each a “Supervision Agreement” and, collectively, the “Supervision Agreements”), with such alterations and additions as are agreed by the Manager and such member of the Group to be appropriate, having regard to the terms and conditions of the particular shipbuilding contract, memorandum of agreement or other agreement relating to the acquisition of the relevant Newbuild; provided that any alterations or additions which materially vary from such form shall require the approval of the Board of Directors.

SECTION 3.4.                The Parent shall pay, or shall cause another member of the Group to pay, all sums due to the Manager punctually in accordance with the terms of this Agreement, any Shipmanagement Agreement and/or any Supervision Agreement.

SECTION 3.5.                The Parent shall procure that each other member of the Group (a) performs its obligations under any Shipmanagement Agreement or any Supervision Agreement to which it is a party and (b) does not take any action or omit to take any action the effect of which is to cause the Parent or the Manager or any Submanager to be in breach of this Agreement, any Shipmanagement Agreement and/or any Supervision Agreement.

SECTION 3.6.                The Parent agrees that it has engaged the Manager to provide the Services on an exclusive basis and, without receiving the prior written approval of the Manager or before it has terminated this Agreement in accordance with its terms, it will not engage any other entity to provide any of the Services.

ARTICLE IV

THE MANAGER’S GENERAL OBLIGATIONS

SECTION 4.1.                In the exercise of its duties hereunder, the Manager shall act fully in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it in writing by any member of the Group, exercising skill and diligence to carry out its duties under this Agreement according to sound technical and commercial shipmanagement standards.

SECTION 4.2.                The Manager shall act and do all and/or any of the following acts or things described in this Agreement and the relevant Shipmanagement Agreement or, as the case may be, Supervision Agreement applicable to each Vessel in the name and/or on behalf of the Parent and/or, as the context may require, the relevant Subsidiary.

SECTION 4.3.                The Manager acknowledges that the services it will provide pursuant to the Shipmanagement Agreements and the Supervision Agreements are not limited to the services described in such agreements and include those set forth in this Agreement.

SECTION 4.4.                The Manager shall ensure that all material property of any member of the Group is clearly identified as such, held separately from the property of the Manager and, where applicable, held in safe custody.

SECTION 4.5.                The Manager shall ensure that adequate manpower is employed by it to perform its obligations under this Agreement, PROVIDED HOWEVER, that the Manager, in the performance of its responsibilities under this Agreement, shall be entitled to have regard to its overall responsibilities in relation to the management of its clients and in particular, without prejudice to the generality of the foregoing, the Manager shall be entitled to allocate available resources and services in such manner as in the prevailing circumstances the Manager considers to be fair and reasonable.

SECTION 4.6.                Notwithstanding anything to the contrary contained in this Agreement, any Shipmanagement Agreement or any Supervision Agreement, the Manager agrees that any and all decisions of a material nature relating to the Parent, any Subsidiary, or any Vessel shall be reserved to the Parent, such decisions including, but not being limited to:

(a)           the purchase and/or sale of shares in any entity or other assets of a material nature or the sale of a Vessel or the purchase of a vessel;

(b)           the purchase or formation of subsidiaries;

(c)           the entry into guarantees or loans or other forms of financing and any and all financial undertakings and commitments connected therewith;

(d)           the entry into and/or termination or amendment of any contractual relationships between any member of the Group and a third party or another member of the Group; and

(e)           the presentation, negotiation, settlement, prosecution or defense of any claim, demand or petition for an amount exceeding $100,000 or its equivalent.

SECTION 4.7.                During the Term, the Manager shall promote the business of the Group in accordance with the directions of the authorized representative of the respective member of the Group and shall at all times use its best efforts to conform to and comply with the lawful and reasonable directions, regulations or recommendations made by such authorized representative, and in the absence of any specific directions or recommendations as aforesaid and, subject to the terms and conditions of this Agreement, shall provide general administrative and advisory services in connection with the management of the business of the Group.

SECTION 4.8.                The Manager, in the performance of its responsibilities under this Agreement, any Supervision Agreement or any Shipmanagement Agreement, shall ensure that any purchases of products or services from any of its Affiliates or any other related entity shall be on terms no less favorable than the market prices for products or services that the Manager could obtain on an arm’s-length basis from unrelated third parties.

SECTION 4.9.                During the term hereof, the Manager agrees that, except in respect of the Icon Vessels and the Lillie, it will provide the services in this Agreement to the Group on an exclusive basis and, without receiving the Consent of the Parent, neither it nor any Affiliate of the Manager will provide any Services or other services contemplated herein to any entity other than the Parent and the Subsidiaries.

SECTION 4.10.              The Manager shall at all times maintain and keep true and correct accounts as regards the Services and shall make the same available for inspection and auditing by the Parent at such times as may be mutually agreed by the Manager, on the one hand, and the Parent, on the other hand.

ARTICLE V

ADMINISTRATIVE SERVICES

SECTION 5.1.                The Manager shall provide certain general administrative services to the Group, including, but not limited to, the following:

(a)           keeping all books and records of things done and transactions performed on behalf of any member of the Group as it may require from time to time, including, but not limited to, liaising with accountants, lawyers and other professional advisors;

(b)           except as otherwise contemplated herein, representing any member of the Group generally in its dealings and relations with third parties;

(c)           maintaining the general ledgers of the Group, reconciling of the Group’s bank accounts, preparing of periodic financial statements, including, but not limited to, those required for governmental and regulatory or self-regulatory agency filings and reports to shareholders, arranging for the audit of any such financial statements and the provision of related data processing services;

(d)           providing assistance in the preparation and filing of periodic and other reports, proxy statements, registration statements and other documents and reports required by applicable law or the rules of any securities exchange or inter-dealer quotation system on which the securities of the Parent or any member of the Group may be listed or quoted;

(e)           preparing and providing all tax returns required by any law or regulatory authority and developing, maintaining and monitoring internal audit controls, disclosure controls and information technology for the Group;

(f)            appointing lawyers, at the Parent’s cost, for providing all legal services to ensure that each member of the Group is in compliance with all applicable laws, including all relevant securities laws, and owns or possesses all licenses, patents, copyrights and trademarks which are necessary and used in the operation of its business;

(g)           appointing lawyers, at the Parent’s cost, for providing for the presentation, negotiation, settlement, prosecution or defense of any claim, demand or petition on behalf of any member of the Group arising in connection with the business of any member of the Group for an amount not exceeding $100,000 or its equivalent, including the pursuit by any member of the Group of any rights of indemnification or reimbursement;

(h)           providing advice to the Group with respect to financing, including entering into negotiations with banks or other financial institutions for the purpose of arranging financing for the Parent and its Subsidiaries and the monitoring and administration of compliance with any applicable financing terms and conditions in effect with investors, banks or other financial institutions;

(i)            assisting with arranging board meetings, director accommodation and travel for board meetings and preparing meeting materials and detailed papers and agendas for scheduled meetings of the Board of Directors or the board of directors of any other member of the Group (and any and all committees thereof) that, where applicable, contain such information as is reasonably available to the Manager to enable the Board of Directors or such other board of directors (and any such committees) to base their opinion;

(j)            preparing or causing to be prepared reports to be considered by the Board of Directors (or any applicable committee thereof) in accordance with the Parent’s internal policies and procedures on any acquisition, investment or sale of any part of the business;

(k)           administering payroll services, benefits and director’s or consultant’s fees, as applicable, for any employee, officer, consultant or director of any member of the Group;

(l)            at the request of the Parent, negotiating and arranging for cash management services, financing and hedging arrangements relating to interest rates, currency exchange rates and commodity prices;

(m)          handling general and administrative expenses of the Parent, which are related to its operation as a public company and, upon being provided by the Parent with funds in accordance with the terms of Article X of this Agreement, arranging for the payment of the same;

(n)           appointing lawyers, at the Parent’s cost, for handling all administrative and clerical matters in respect of (i) the calling and arrangement of all annual and/or special meetings of shareholders of the Parent, (ii) the preparation of all materials (including notices of meetings and information circulars) in respect thereof and (iii) the submission of all such materials to the Parent in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Parent has full opportunity to review, approve, execute and return them to the Manager for filing or mailing or other disposition as the Parent may require or direct;

(o)           providing, at the request and under the direction of the Parent, such communications to the transfer agent for the Parent as may be necessary or desirable; and

(p)           providing any such other administrative services as the Parent, the authorized Executive Officers or any other representative of the Parent may request and the Manager may agree to provide from time to time.

ARTICLE VI

COMMERCIAL SERVICES

SECTION 6.1.                In addition to the services provided by the Manager under clause 3.3 of each Shipmanagement Agreement, the Manager shall provide the following commercial services to the Group:

(a)           performing class records review and physical inspections in connection with any vessel to be purchased by a member of the Group;

(b)           at the request and under the direction of the Parent, providing administrative services in connection with the purchase of a second-hand vessel or the acquisition or sale of a Newbuild, in either case by any member of the Group, including, if specifically instructed by the Parent in writing, signing any agreed form of memorandum of agreement, shipbuilding contract or other similar contract for and on behalf of the relevant member of the Group; and

(c)           at the request of the Parent, providing certain services in connection with a member of the Group taking physical delivery of a Vessel or registering a vessel or deleting a vessel from the applicable port of registry on behalf of the relevant member of the Group.

ARTICLE VII

INSURANCE

SECTION 7.1.                In addition to any duties of the Manager to insure the Vessels as provided in clause 3.4 of each Shipmanagement Agreement, the Manager shall:

(a)           arrange either directly or, through insurance brokers appointed by the Manager, to effect Directors & Officers Liability insurance for the Board of

Directors and officers of the Company with such insurance companies, at such rates and otherwise on such other terms as the Parent shall have instructed;

(b)           on request, provide the Parent with a copy of any insurance claims and any reports prepared by the relevant insurers; and

(c)           subject to having been provided with funds by the Parent in accordance with Article X, ensure that all premiums on such insurance are paid in a timely fashion.

ARTICLE VIII

AVAILABILITY OF OFFICERS

SECTION 8.1.                The Manager shall provide the Group with the services of those officers from time to time agreed with the Parent, with the remuneration for such officers to be from time to time agreed with the Parent and reimbursed to the Manager.

SECTION 8.2.                The Executive Officers are entitled to direct the Manager to remove and replace any individual made available to any member of the Group by the Manager serving as an officer or any senior manager serving as head of a business unit, in either case, of that member of the Group other than any Executive Officer, from such position.  The Board of Directors, in its sole discretion, shall be entitled to direct the Manager to remove any individual made available to the Parent by the Manager serving as an officer from such position and to appoint such other individual to serve as successor as the Board of Directors shall approve. Furthermore, the Manager agrees that it will not remove any individual made available to any member of the Group by the Manager serving as an officer or senior manager of that member of the Group from his or her position without the consent of the Executive Officers and, in the case of any Executive Officer, the Consent of the Board of Directors. If any officer or senior manager who is made available to the Parent by the Manager resigns, is terminated or otherwise vacates his or her office, the Manager shall, as soon as practicable after acceptance of any resignation or after termination, use reasonable best efforts to identify suitable candidates for replacement of such officer.

SECTION 8.3.                The Parent may employ directly, at its sole cost, any other officers, senior managers or employees as it may deem necessary, and such individuals will not be subject to this Agreement.

SECTION 8.4.                The Manager will report to the Parent and the Board of Directors through any one or more of the Executive Officers.

ARTICLE IX

MANAGEMENT FEES AND EXPENSES

SECTION 9.1.                In consideration of the Manager’s providing the Services to the Group, subject to Section 9.4 hereof, the Parent shall pay the Manager the following fees (together, the “Management Fees” and, on a per Vessel basis, the “Management Fee”):

(a)           Subject to paragraph (b) below, a fee of $750 per day per Vessel, payable monthly in arrears (based on the number of days that the Parent (or any Subsidiary) owns or charters-in each Vessel during the applicable month);

(b)           a fee of $350 per day per Vessel chartered-out to a third party on a bareboat charter basis payable monthly in arrears (based on the number of days that the Parent (or any Subsidiary) owns each such Vessel during the applicable month);

(c)           a fee equal to 1.25% calculated on the aggregate of the gross freight, demurrage, charter hire and ballast bonus obtained for the employment of each Vessel during the Term, payable to the Manager monthly in arrears, but only to the extent such freight, demurrage, charter hire or ballast bonus, as the case may be, is recognized as revenue by the Group;

(d)           a commission equal to 1.0% calculated on the price set forth in the memorandum of agreement or other sale and purchase contract or any shipbuilding contract for any newbuild or any vessel (including the Vessels), other than for the delivery of the Newbuilds set forth on Schedule C hereto to the relevant member of the Group (the “Commission Free Newbuilds Delivery”), bought or sold or ordered by the Parent or any Subsidiary, payable upon final delivery of such vessel to the relevant member of the Group or the relevant purchaser, as applicable;

(e)           a fee of $7,500 per month per Newbuild for the services rendered by the Manager under the Supervision Agreement in respect of such Newbuild, payable in accordance with the terms of such Supervision Agreement; and

(f)            a fee of $20,000 per month for the administrative services rendered by the Manager under Section 5 hereof.

SECTION 9.2.                The Manager shall have the right to demand the Management Fee payable in relation to each Vessel from either the Parent or the relevant member of the Group owning such Vessel under the terms of the relevant Shipmanagement Agreement or Supervision Agreement, as applicable. By written notice to the Parent, the Manager may direct the Parent to pay any amounts owing by the Manager to any Submanager pursuant to a subcontract of any provisions of this Agreement or any Shipmanagement Agreement or any Supervision Agreement, directly to the relevant Submanager; provided that any such amounts paid by the Company shall be credited against the Management Fee payable by the Company to the Manager under this Agreement or any Shipmanagement Agreement or any Supervision Agreement, as applicable.  Insofar as any such payment would result in the payment of additional taxes by the Parent, such amounts shall be credited against the Management Fee.

SECTION 9.3.                In the event that a Shipmanagement Agreement is terminated, other than by reason of default by the Manager, the Management Fee payable to the Manager under Section 9.1(a) or, as the case may be, Section 9.1(b) for the Vessel subject to such

Shipmanagement Agreement shall be payable in respect of such Vessel for a further period of three calendar months from the termination date. In addition:

(a)           the relevant member of the Group shall continue to pay Crew Support Costs (as such term is defined in the relevant Shipmanagement Agreement) for the relevant Vessel during the said further period of three calendar months;

(b)           the relevant member of the Group shall pay any Severance Costs (as such term is defined in the relevant Shipmanagement Agreement) for the relevant Vessel which may materialize; and

(c)           all amounts payable to the Manager under this Section 9.3 shall be paid promptly by the Parent to the Manager following receipt by the Parent of a final accounting of funds due from the Parent or any other member of the Group in accordance with Section 13.6.

SECTION 9.4.                (a)  The Management Fee for each Vessel will be fixed through December 31, 2011, subject, in the case of the fees set forth in paragraphs 9.1(a), 9.1(b), 9.1(e) and 9.1(f), to adjustment for euro/U.S. dollar exchange rate fluctuations from a euro/U.S. dollar exchange rate of 1.00:1.45.  At the beginning of each calendar quarter, such fees for the next three months will be adjusted quarterly based on the euro/U.S. dollar exchange rate as quoted by Fortis Bank (Nederland) N.V. two Business Days prior to the end of the previous calendar quarter.

(b)           For each 12-month period after December 31, 2011 during the Initial Term and during any Subsequent Term (as defined below), the Management Fee for each Vessel will be set at a mutually agreed-upon rate between the Parent and the Manager no later than 30 days prior to the commencement of such 12-month period.

(c)           If the Parent and the Manager are unable to agree on the Management Fee for any 12-month period during the Initial Term or during any Subsequent Term pursuant to Section 9.4(b) hereof, the Management Fee for such 12-month period will be determined by arbitration pursuant to the terms of Article XVI hereof.

SECTION 9.5.                The Manager shall, at no additional cost to any member of the Group, provide the Group with office staff (including secretarial, accounting and administrative assistance), facilities and stationery, and shall, subject to Section 9.6 and Section 10.8, pay for all printing, postage, domestic telephone and all other usual office expenses incurred by it as the Manager (it being understood that the services of any officers shall be provided pursuant to Section 8.1.).

SECTION 9.6.                The Parent hereby acknowledges that no capital expenditures, financial costs, operating expenses for each Vessel or general and administrative expenses of the Group are covered by the Management Fees and any such costs, expenditure and expenses shall be paid fully by the Parent or, as the case may be, the applicable member of the Group, whether directly to third parties or by payment to such third parties through the Manager and, without prejudice to Section 10.8, to the extent incurred by the Manager, shall be reimbursed to it by the Parent and/or any member of the Group from which the Manager, in its discretion, seeks reimbursement. Such capital expenditures, financial costs, operating expenses for each Vessel and general and administrative expenses of the Group include, without limiting the generality of the foregoing, items such as:

(a)           fees, interest, principal and any other costs due to the Group’s financiers and their respective advisors;

(b)           all voyage expenses and vessel operating expenses directly relating to the operation and management of the Vessels (including Crew costs, surveyor’s attendance fees, bunkers, lubricant oils, spares, survey fees, classification society fees, maintenance and repair costs, vetting expenses, etc.);

(c)           any commissions, fees, remuneration or disbursements due to lawyers, brokers, agents, surveyors, consultants, financial advisors, investment bankers, insurance advisors or any other third parties whatsoever appointed by the Manager in accordance with the terms of this Agreement whether in its own name or on behalf and/or in the name of any member of the Group;

(d)           any commissions, fees, remuneration or disbursements due to lawyers, brokers, agents, surveyors, consultants, financial advisors, investment bankers, insurance advisors or any other third parties whatsoever sub-contracted to the Manager in the normal and reasonable course of meeting the Manager’s duties and obligations under this Agreement or any Shipmanagement Agreement or any Supervision Agreement including, without limiting the generality of the foregoing, the duties provided in Articles V, VI and VII of this Agreement;

(e)           deductibles, insurance premiums (including D&O insurance) and/or P&I calls;

(f)            any postage, communication, traveling, lodging, victualling, overtime, out of office compensation and other out of pocket expenses of the Manager and/or its personnel incurred in providing the Services under any Supervision Agreement; and

(g)           postage, communication, traveling, lodging, victualling, overtime, out of office compensation and other out of pocket expenses of the Manager and/or its personnel, incurred in providing the Services.

ARTICLE X

BUDGETS, CORPORATE PLANNING AND EXPENSES

SECTION 10.1.              On or before October 20 of each calendar year, the Manager shall prepare and submit to the Executive Officers and Board of Directors a detailed draft budget for the next calendar year in a format acceptable to the Executive Officers and Board of

Directors and generally used by the Manager which shall include a statement of estimated revenue, estimated general and administrative expenses of the Group and a proposed budget for capital expenditures, repairs or alterations, including proposed expenditures in respect of dry-docking, together with an analysis as to when and why such replacements, improvements, renovations or expenditures may be required (collectively, the “Draft Budget”).

SECTION 10.2.              For a period of 15 days after receipt of the Draft Budget, the Executive Officers or Board of Directors from time to time, may request further details and submit written comments on the Draft Budget. If the Executive Officers or Board of Directors do not agree with any item of the Draft Budget, they will, within the same 15-day period, give the Manager notice of any inquiries to the Draft Budget, which notice will include the list of items under consideration (the “Questioned Items”) and a proposal for the resolution of each such Questioned Item. The Executive Officers, the Board of Directors and the Manager will endeavor to resolve any such differences between them with respect to the Questioned Items, and any such differences that are not resolved within 15 days after notice of such difference being given to the Manager (or such longer period as the Manager, the Executive Officers and the Board of Directors agree is reasonably necessary), will be settled by arbitration pursuant to the terms of Article XVII hereof.  If the Executive Officers or Board of Directors do not present any Questioned Items within such 15-day period (or during any such longer period agreed by the Manager, the Executive Officers and the Board of Directors), they will be deemed to have accepted the Draft Budget and such Draft Budget shall be deemed to be the Approved Budget (as defined in Section 10.3 below).

SECTION 10.3.              By November 20 of the relevant calendar year (or such later date as the Manager, the Executive Officers and the Board of Directors reasonably agree),  the Manager will prepare and deliver to the Parent a revised budget that has been approved by the Board of Directors, in consultation with the Executive Officers (the “Approved Budget”). However, the Parent acknowledges that the Approved Budget is only an estimate of the performance of the Vessels and/or the Group and the Manager makes no assurance, representation or warranty that the actual performance of the Vessels and/or the Group in any relevant calendar year will correspond to the estimates contained in the Approved Budget for that calendar year.

SECTION 10.4.              The Manager may, from time to time, in any calendar year propose amendments to the Approved Budget upon 15 days notice to the Parent, in which event the Executive Officers (or, in the case of a change of 7.5% or more, the Board of Directors) will have the right to approve the amendments in accordance with the process set out in Section 10.2 with the relevant time periods being amended accordingly and provided that any Questioned Items are resolved within 45 days of receipt of the notice by the Parent.

SECTION 10.5.              Once the Approved Budget has been delivered, the Manager shall prepare and present to the Parent its estimate of the working capital requirements of the Vessels and the Group and the Manager shall each month update this estimate. Based on such estimate, the Manager shall each month make a request to the Parent and/or, as the case may be, the relevant members of the Group, in writing for the funds required to provide the Services to the Group and to operate each Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Manager within ten calendar days after the receipt by the Parent or, as the case may be, the relevant member of the Group of the Manager’s written request and shall be held to the credit of the Parent or, in the Manager’s discretion, the relevant member of the Group in a separate bank account. At the end of each quarter or, if the Manager from time to time so requires, at the end of each month, the Manager shall preliminarily reconcile the amounts advanced to it by the Parent or, as the case may be, the relevant member of the Group with the amounts actually expended by it for the operation of each of the Vessels, and (a) the Manager shall remit to the Parent, or credit to the Parent amounts to be advanced to it hereunder for future months, any unused portion of the amounts previously advanced by the Parent or, as the case may be, any member of the Group, or (b) the Parent shall pay to the Manager any amounts properly expended by the Manager in excess of the amounts previously advanced by the Parent or, as the case may be, any member of the Group. The Parent and the Manager shall reconcile any amounts due to the Parent by the Manager or due to the Manager by the Parent for each fiscal year of the Parent as promptly as practicable following the close of each such fiscal year. Without prejudice to Section 10.8, any expenses incurred by the Manager under the terms of this Agreement on behalf of any member of the Group may be debited against the account of the respective member of the Group, but shall in any event remain payable by the Parent and the relevant member of the Group to the Manager on demand.

SECTION 10.6.              The Manager shall produce a monthly comparison between budgeted and actual expenditures to the Executive Officers. The Manager shall also maintain the records of all costs and expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts.

SECTION 10.7.              As any moneys are collected by the Manager under the terms of this Agreement, any Shipmanagement Agreement and/or any Supervision Agreement (other than moneys payable by a member of the Group to the Manager), such moneys and any interest thereon shall be held to the credit of the relevant member of the Group in a separate bank account in the name thereof, but operated by the Manager and the Parent jointly. Interest on any such bank account shall be for the benefit of the relevant member of the Group.

SECTION 10.8.              Notwithstanding anything contained herein to the contrary, the Manager shall in no circumstances be required to use or commit its own funds to finance the provision of the Services, other than (i) as contemplated by Section 8.1 hereof or (ii) with respect to the employees employed by the Manager in the ordinary course of business.

ARTICLE XI

LIABILITY AND INDEMNITY

SECTION 11.1.              Save for the obligation of the Parent to pay any moneys due to the Manager hereunder, neither any member of the Group nor the Manager shall be under any liability to the other for any failure to perform any of their obligations hereunder by reason of Force Majeure. “Force Majeure” shall mean any cause whatsoever of any nature or kind beyond the reasonable control of the relevant member of the Group or the Manager, including, without limitation, acts of God, acts of civil or military authorities, acts of war or public enemy, acts of any court, regulatory agency or administrative body having jurisdiction, insurrections, riots, strikes or other labor disturbances, embargoes or other causes of a similar nature.

SECTION 11.2.              The Manager, including its officers, directors, employees, shareholders, agents, sub-contractors and any Submanager (the “Manager Related Parties”), shall be under no liability whatsoever to any member of the Group or to any third party (including the Crew) for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to a Vessel), and howsoever arising in the course of the performance of this Agreement, any Shipmanagement Agreement or any Supervision Agreement, unless and to the extent that the same is proved to have resulted solely from the gross negligence or willful misconduct of the Manager, its officers, employees, agents, sub-contractors or any Submanager.

SECTION 11.3.              Notwithstanding anything that may appear to the contrary in this Agreement or any Shipmanagement Agreement, the Manager shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a failure by the Manager to discharge its obligations under clause 3.1 of each Shipmanagement Agreement, in which case the Manager’s liability shall be limited in accordance with the terms of this Article XI.

SECTION 11.4.              The Parent shall indemnify and hold harmless the Manager Related Parties against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, any Shipmanagement Agreement or any Supervision Agreement and against and in respect of any loss, damage, delay or expense of whatsoever nature (including legal costs and expenses on a full indemnity basis), whether direct or indirect, incurred or suffered by any Manager Related Party arising out of or in connection with the performance of this Agreement, any Shipmanagement Agreement and any Supervision Agreement, unless incurred or suffered due to the gross negligence or willful misconduct of any Manager Related Party.

SECTION 11.5.              It is hereby expressly agreed that no employee or agent of the Manager (including any sub-contractor from time to time employed by the Manager) shall in any circumstances whatsoever be under any liability whatsoever to any member of the Group or any third party for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his or her employment and, without prejudice to the generality of the foregoing provisions in this Article XI, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid, and for the purpose of all the foregoing provisions of this Article XI, the Manager is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all Persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such Persons shall to this extent be or be deemed to be parties to this Agreement. Nothing in this Section 11.5 shall be construed so as to further limit any liability the Manager Related Parties may have to the Group under Section 11.2 hereof.

SECTION 11.6.              The provisions of this Article XI shall survive any termination of this Agreement.

ARTICLE XII

RIGHTS OF THE MANAGER AND RESTRICTIONS ON THE MANAGER’S AUTHORITY

SECTION 12.1.              Except as may be provided in this Agreement or in any separate written agreement between the Parent or any other member of the Group and the Manager, the Manager shall be an independent contractor and not the agent of the Parent or any other member of the Group and shall have no right or authority to incur any obligation on behalf of any member of the Group or to bind any member of the Group in any way whatsoever. Nothing in this Agreement shall be deemed to make the Manager or any of its subsidiaries or employees an employee, joint venturer or partner of any member of the Group.

SECTION 12.2.              The Parent acknowledges that the Manager shall have no responsibility hereunder, direct or indirect, with regard to the formulation of the business plans, policies, management or strategies (financial, tax, legal or otherwise) of any member of the Group, which is solely the responsibility of each respective member of the Group. Each member of the Group shall set its corporate policies independently through its respective board of directors and executive officers and nothing contained herein shall be construed to relieve such directors or officers of each respective member of the Group from the performance of their duties or to limit the exercise of their powers.

SECTION 12.3.              Notwithstanding the other provisions of this Agreement:

(a)           the Manager may act with respect to a member of the Group upon any advice, resolutions, requests, instructions, recommendations, direction or information obtained from such member of the Group or any banker, accountant, broker, lawyer or other Person acting as agent of or adviser to such member of the Group and the Manager shall incur no liability to such member of the Group for anything done or omitted or suffered in good faith in reliance upon such advice, instruction, resolution, recommendation, direction or information made or given by such member of the Group or its agents, in the absence of gross negligence or willful misconduct by the Manager or its servants, and shall not be responsible for any misconduct, mistake, oversight, error of judgment, neglect, default, omission, forgetfulness or want of prudence on the part of any such banker, accountant, broker, lawyer, agent or adviser or other Person as aforesaid;

(b)           the Manager shall not be under any obligation to carry out any request, resolution, instruction, direction or recommendation of any member of the Group or its agents if the performance thereof is or would be illegal or unlawful; and

(c)           the Manager shall incur no liability to any member of the Group for doing or failing to do any act or thing which it shall be required to do or perform or forebear from doing or performing by reason of any provision of any law or any regulation or resolution made pursuant thereto or any decision, order or judgment of any court or any lawful request, announcement or similar action of any Person or body exercising or purporting to exercise the legitimate authority of any government or of any central or local governmental institution in each case where the above entity has jurisdiction.

ARTICLE XIII

TERMINATION OF THIS AGREEMENT

SECTION 13.1.              This Agreement shall be effective as of the Effective Date and, subject to Sections 13.2, 13.3, 13.4 and 13.5, shall continue until June 30, 2017 (the “Initial Term”). Thereafter the term of this Agreement shall be extended for additional 7.5-year terms up to three times (each a “Subsequent Term”) unless the Parent or the Manager, at least six months prior to the end of the then current term, gives written notice to the Manager or the Parent, as applicable, that it wishes to terminate this Agreement at the end of the then current term. In no event will the term of this Agreement (the “Term”) extend beyond the date falling 22.5 years after June 30, 2017.

SECTION 13.2.              The Parent shall be entitled to terminate this Agreement upon notice in writing to the Manager if:

(a)           the Manager defaults in the performance of any material obligation under this Agreement, a Shipmanagement Agreement or a Supervision Agreement, subject to a cure right of 20 Business Days following written notice by the Parent, provided that any default of the Manager to perform any of its obligations under a relevant Shipmanagement Agreement or any Supervision Agreement shall not, in itself, entitle the Parent to terminate this Agreement pursuant to this Section 13.2(a) and shall only allow the relevant member of the Group to terminate the relevant Shipmanagement Agreement or Supervision Agreement; provided, further, that if a Submanager was performing services under a Shipmanagement Agreement that was terminated due to the default of that Submanager pursuant to this Section 13.2(a), the Parent shall be entitled to direct the Manager to remove such Submanager with respect to any other Shipmanagement Agreement under which such Submanager is then performing services; or

(b)           any moneys due and payable to the Parent or third parties by the Manager under this Agreement is not paid or accounted for within 10 Business Days following written notice by the Parent;

(c)           after June 30, 2017, two-thirds of the Board of Directors approves the termination of this Agreement, which termination shall be effective six months after written notice thereof to the Manager;

(d)           there is a Change of Control of the Manager;

(e)           the Manager is convicted of, enters a plea of guilty or nolo contendre with respect to, or enters into a plea bargain or settlement admitting guilt for, a crime, which conviction, plea bargain or settlement is demonstrably and materially injurious to the Parent; or

(f)            the Manager commits fraud or acts recklessly, or commits an act of willful misconduct that is materially injurious to the Company.

SECTION 13.3.              The Manager shall be entitled to terminate this Agreement by notice in writing to the Parent if:

(a)           any moneys payable by the Parent under this Agreement is not paid when due or if due on demand within 10 Business Days following demand by the Manager;

(b)           the Parent defaults in the performance of any other material obligations under this Agreement, subject to a cure right of 20 Business Days following written notice by the Manager;

(c)           there is a Change in Control of the Parent; or

(d)           the Management Fee for any 12-month period during the Initial Term or during any Subsequent Term is determined by arbitration pursuant to the terms of Article XVII hereof and the arbitrators accept the Parent’s proposal, with such termination being effective at the end of that 12-month period.

SECTION 13.4.              Either party shall be entitled to terminate this Agreement immediately if:

(a)           the other party ceases to conduct business, or all or substantially all of the equity-interests, properties or assets of either such party is sold, seized or appropriated;

(b)           (i) the other party files a petition under any bankruptcy law, makes an assignment for the benefit of its creditors, seeks relief under any law for the protection of debtors or adopts a plan of liquidation; (ii) a petition is filed against the other party seeking to have it declared insolvent or bankrupt and such petition is not dismissed or stayed within 60 Business Days of its filing; (iii) the other party shall admit in writing its insolvency or its inability to pay its debts as they mature; (iv) an order is made for the appointment of a liquidator, manager, receiver or trustee of the other party of all or a substantial part of its assets; (v) or if an encumbrancer takes possession of or a receiver or trustee is appointed over the whole or any part of the other party’s undertaking, property or assets; or (vi) if an order is made or a resolution is passed for the other party’s winding up;

(c)           a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material amount of the other party’s property which is not discharged within 20 Business Days;

(d)           the other party ceases or threatens to cease wholly or substantially to carry on its business otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the terminating party;

(e)           the other party is prevented from performing its obligations in any material respect hereunder by reasons of Force Majeure for a period of two or more consecutive months; or

(f)            all Supervision Agreements and all Shipmanagement Agreements are terminated in accordance with the respective terms thereof.

SECTION 13.5.              Upon the effective date of termination pursuant to this Article XIII, the Manager shall promptly terminate its service hereunder, ensuring that such termination occurs in a manner that minimizes any interruption to the business of the members of the Group.

SECTION 13.6.              Upon termination, the Manager shall, as promptly as possible, submit a final accounting of funds received and disbursed under this Agreement, any Supervision Agreement and/or any Shipmanagement Agreement and of any remaining Management Fees and/or any other funds due from the Parent or any other member of the Group, calculated pro rata to the date of termination (except for those amounts payable in respect of the three months following the termination date under Section 9.3, which shall be payable by the Parent in accordance with that Section), and any non-disbursed funds of any member of the Group in the Manager’s possession or control will be paid by the Manager as directed by such member of the Group promptly upon the Manager’s receipt of all sums then due it under this Agreement, any Supervision Agreement and/or any Management Agreement, if any.

SECTION 13.7.              If the Parent terminates this Agreement pursuant to Section 13.2(c), the Parent shall pay to the Manager the Termination Payment in a lump sum amount, payable within 30 days following the date this Agreement terminates.

SECTION 13.8.              Upon termination of this Agreement, the Manager shall release to the Parent the originals where possible, or otherwise certified copies, of all accounts and all documents specifically relating to each Vessel or the provision of the Services.

SECTION 13.9.              After a written notice of termination has been given under this Article XIII or upon expiry of this Agreement, the Company may direct the Manager to undertake any actions reasonably necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things reasonably necessary to bring the appointment of the Manager to an end at the appropriate time, and the Manager will comply with all such reasonable directions.  Upon termination or expiry of this Agreement, the Manager will deliver to any new manager or the Company, at the Company’s direction, any books and records held by the Manager pursuant to this Agreement and will execute and deliver such instruments and do such things as may reasonably be required to permit such new manager to assume its responsibilities.

SECTION 13.10.            The provisions of this Article XIII shall survive any termination of this Agreement.

ARTICLE XIV

CHANGE IN CONTROL OF THE MANAGER AND RIGHT OF FIRST OFFER

SECTION 14.1.              During the Term, in the event of a Proposed Change in Control of the Manager, the Parent shall have a right of first offer to purchase the Manager pursuant to the procedures set forth in Section 14.3.

SECTION 14.2.              The Parent and the Manager acknowledge that all potential transfers pursuant to this Article XIV are subject to obtaining any and all written consents of governmental authorities and other non-affiliated third parties.

SECTION 14.3.              Set forth below are the procedures for the Parent’s right of first offer to purchase the Manager under Section 14.1:

(a) Prior to engaging in any negotiations or otherwise offering to consummate a Proposed Change in Control of the Manager with any third party, the Manager shall provide written notice of its intent to engage in a Proposed Change in Control of the Manager (a “First Offer Notice”) and shall specify in such First Offer Notice the material terms and conditions (including the consideration to be paid, which shall be in cash) on which it would be willing to consummate a Proposed Change in Control of the Manager with the Parent, including any liabilities to be assumed by the Parent.

(b) The Parent shall notify the Manager within 30 days after receiving a First Offer Notice (the “First Offer Period”) that either (i) the Parent does not wish to participate in a Proposed Change in Control of the Manager (a “Negative Response”) or (ii) the Parent does wish to participate in a Proposed Change in Control of the Manager, subject to the negotiation of the terms and conditions of the Proposed Change in Control of the Manager in accordance with the provisions of this Article XIV (an “Affirmative Response”).

(c)  In the event of an Affirmative Response, the Parent and the Manager shall negotiate in good faith during the First Offer Period the terms and conditions of an agreement for the consummation of a Proposed Change in Control of the Manager with the Parent and such terms and conditions are to be based on the terms and conditions set forth in the First Offer Notice.

(d) In the event of a Negative Response or in the event the Parent and the Manager are unable to agree on the terms and conditions of an agreement for the consummation of a Proposed Change in Control of the Manager during the First Offer Period, then the Manager may consummate a Proposed Change in Control of the Manager within 120 days after the earlier of the date the Manager receives a Negative Response and the end of the First Offer Period with a third party on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, to the proposed purchaser than the terms and conditions specified in the First Offer Notice.

(e) If the Manager does not consummate a Proposed Change in Control of the Manager to a third party within 120 days after the earlier of the date the Manager receives a Negative Response from the Parent and the end of the First Offer Period in accordance with

Section 14.3(d) then the Manager shall not thereafter consummate a Proposed Change in Control of the Manager without first offering to consummate a Proposed Change in Control of the Manager with the Parent in the manner provided above.

ARTICLE XV

NOTICES

SECTION 15.1.              All notices, consents and other communications hereunder, or necessary to exercise any rights granted hereunder, shall be in writing, sent either by prepaid registered mail or telefax, and will be validly given if delivered on a Business Day to an individual at the following address:

Alma Maritime Limited

Pandoras 13 & Kyprou Street

16674 Glyfada

Athens, Greece

Telefax:

Attention:  Chief Executive Officer or Chief Financial Officer

Empire Navigation Inc.

Pandoras 13 & Kyprou Street

16674 Glyfada

Athens, Greece

Telefax: +30 210 894-4688

Attention:  Managing Director

ARTICLE XVI

APPLICABLE LAW

SECTION 16.1.              This Agreement and shall be governed by, and construed in accordance with, the laws of England.

SECTION 16.2.              Except for Sections 3.5 and Article XI which can be relied upon by a Submanager, no other term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

ARTICLE XVII

ARBITRATION

SECTION 17.1.              Any dispute arising out of or in connection with this Agreement and/or any non-contractual obligations connected with it shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Article XVII. The arbitration shall be conducted in accordance with the London Maritime Arbitrators

Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

SECTION 17.2.              The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly.  The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

ARTICLE XVIII

MISCELLANEOUS

SECTION 18.1.              This Agreement (which includes the Annex) constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

SECTION 18.2.              During the term hereof, the Manager will not provide services hereunder through, or otherwise cause any member of the Group to have, an office or fixed place of business in the United States.

SECTION 18.3.              This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first above written.

ALMA MARITIME LIMITED

by

Name:
Title:

EMPIRE NAVIGATION INC.

by

Name:
Title:

[SIGNATURE PAGE TO MANAGEMENT AGREEMENT]

SCHEDULE A

SHIPOWNING SUBSIDIARIES

SCHEDULE B

NON-SHIPOWNING SUBSIDIARIES

SCHEDULE C

COMMISSION FREE NEWBUILDS DELIVERY

Suez Topaz

Suez Diamond

Suez Jade

Suez Pearl

APPENDIX I

FORM OF SHIPMANAGEMENT AGREEMENT

APPENDIX II

FORM OF SUPERVISION AGREEMENT

THIS AGREEMENT is made the            day of           , 20[ • ] BETWEEN:

(1)           [name of relevant member of the Group], a company incorporated under the laws of [•], whose registered office is [ADDRESS] (the “Owner”); and

(2)           EMPIRE NAVIGATION INC., a company incorporated under the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Construction Supervisor”).

WHEREAS:

By a shipbuilding contract dated           (the “Shipbuilding Contract”) and made between [•] (the “Builder”) and the Owner, the Builder agreed to construct, to the order of the Owner, and sell to the Owner, a [•] [crude oil tanker] [product tanker] [drybulk carrier], known during construction as Hull No. [•] (the “Vessel”);

IT IS NOW AGREED as follows:

ARTICLE  I

DEFINITIONS

SECTION 1.1.        Except as otherwise defined herein, all terms defined in the Shipbuilding Contract shall have the same respective meanings when used herein.

SECTION 1.2.        In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Business Day” means:

(i)            in relation to a payment which is to be made hereunder or under any other document, a day, other than a Saturday or Sunday or a public holiday, on which major retail banks in New York, and (in respect of any payments which are to be made to the Builder) [•], are open for non-automated customer services; and

(ii)           in any other case, a day, other than a Saturday or Sunday or a public holiday, on which major retail banks in Athens, Greece are open for non-automated customer services.

“Group Management Agreement” means the agreement dated [      ], 2010 made between the Parent and the Construction Supervisor.

“Owner’s Supplies” means all of the items to be furnished to the Vessel by the Owner in accordance with Article [•] of the Shipbuilding Contract.

“Parent” means Alma Maritime Limited of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title.

“Spares” means the items to be designated as spares by the parties hereto at the time of the delivery of the Vessel.

“Supervision Period” means the period from the execution of this Agreement to and including the earlier of (i) the date of delivery of the Vessel pursuant to the Shipbuilding Contract and (ii) the date this Agreement is terminated.

ARTICLE  II

APPOINTMENT

SECTION 2.1.                The Owner hereby appoints the Construction Supervisor, and the Construction Supervisor hereby agrees to act as the Owner’s supervisor towards the Builder and as the “Owner’s Representative” under the Shipbuilding Contract for the duration of the Supervision Period and to perform the duties and rights which rest with the Owner regarding the construction and delivery of the Vessel in accordance with all of the provisions of the Shipbuilding Contract. The Owner shall be responsible for, inter alia, determining the general policy of supervision of construction of the Vessel and the scope of activities of the Construction Supervisor and, in the performance of its duties under this Agreement, the Construction Supervisor shall at all times act strictly in accordance with any instructions or directions given to it by the Owner regarding such general policy or, in the absence of such instructions or directions, in accordance with the standards of a prudent supervisor providing services of the type to be provided under this Agreement, having due regard to the Owner’s interest. Any instructions so given shall be consistent with the nature and scope of the supervision services required to be performed by the Construction Supervisor under this Agreement and shall not require the Construction Supervisor to do or omit to do anything which may be contrary to any applicable law of any jurisdiction or which is inconsistent or contrary to any of the rights and duties of the Owner under the Shipbuilding Contract. Upon appointment the Owner shall furnish the Construction Supervisor with a full and complete copy of the Shipbuilding Contract (which for the avoidance of doubt shall include the Specifications and the Plans).

SECTION 2.2.                Without prejudice to the generality of the appointment made under Section 2.1, and (where applicable) by way of addition to the rights, powers and duties so conferred, the Construction Supervisor shall, subject to this Section 2.2 and to Articles III and IV, have and be entrusted with the following rights, powers and duties in relation to the Shipbuilding Contract and the Vessel:

(a)           to review, comment on, agree and approve the lists of plans and the drawings referred to; to attend the testing of the Vessel’s machinery, outfitting and equipment and to request any tests or inspections which the Construction Supervisor may consider appropriate or desirable and to review and comment on the results of all tests and inspections to the extent this is possible under the terms of the Shipbuilding Contract; to carry out such inspections and give such advice

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or suggestions to the Builder as the Construction Supervisor may consider appropriate and as the terms of the Shipbuilding Contract allow him to do; and to give notice to the Builder in the event that the Construction Supervisor discovers any construction, material or workmanship which the Construction Supervisor believes does not or will not conform to the requirements of the Shipbuilding Contract and the specifications again provided the terms of the Shipbuilding Contract allows for such notice to be given;

(b)           to appoint a representative of the Construction Supervisor for the purposes specified in Article [•] of the Shipbuilding Contract;

(c)           if any alteration or addition to the Shipbuilding Contract becomes obligatory or desirable, to consult with the Builder and make recommendations to the Owner as to whether or not acceptance should be given to any proposal notified to the Owner by the Builder;

(d)           to request and agree to any minor alterations, additions or modifications to the Vessel or the specifications and any substitute materials pursuant to Article [•] which the Construction Supervisor may consider appropriate or desirable, provided that if the cost of such variations or substitute materials would have the effect of altering the Contract Price (as defined in the Shipbuilding Contract) by more than five per cent (5%) from the Contract Price on the date hereof or the amount of any of the installments of the Contract Price due under the Shipbuilding Contract prior to the delivery of the Vessel, the Construction Supervisor shall notify the same to the Owner in writing and obtain the Owner’s instructions before taking any action in relation thereto; to receive from and transmit to the Builder information relating to the requirements of the classification society and to give instructions and agree with the Builder regarding alterations, additions or changes in connection with such requirements; and to approve the substitution of materials as requested by the Builder;

(e)           to attend and witness the trials of the Vessel to the extent this is permitted under the terms of the Shipbuilding Contract;

(f)            to determine whether the Vessel has been designed, constructed, equipped and completed in accordance with, and complies with, the Shipbuilding Contract and the Specifications and Plans (each as defined in the Shipbuilding Contract); to give the Builder a notice of acceptance or (as the case may be) rejection of the Vessel, to require or request any further test and inspection of the Vessel to the extent this is possible under the terms of the Shipbuilding Contract, and to give and receive any further or other notice relative to such matters and generally to advise the Owner in respect of all such matters;

(g)           to sign on behalf of the Owner any protocols as to sea trials, consumable stores, delivery and acceptance or otherwise, having first ascertained with the Owner the appropriateness of so doing;

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(h)           to accept on behalf of the Owner the documents specified in Article [•], Paragraph [•] of the Shipbuilding Contract to be delivered by the Builder at delivery of the Vessel under the Shipbuilding Contract and to confirm receipt thereof to the Owner;

(i)            to give and receive on behalf of the Owner any notice contemplated by the Shipbuilding Contract, provided that the Construction Supervisor shall not have authority to give on behalf of the Owner any notice which the Owner may be entitled to give to cancel, repudiate or rescind the Shipbuilding Contract without the prior written consent of the Owner; and

(j)            to purchase, after being placed in funds by the Owner, all Owner’s Supplies as agent of the Owner and supply and deliver the same together with all necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates to the Builder as provided in the Shipbuilding Contract, and provide to the Owner a list of all such Owner’s Supplies as soon as possible.

SECTION 2.3.                The Construction Supervisor shall discharge its responsibilities under this Clause 2 as the Owner’s agent.

SECTION 2.4.                In the event that the Construction Supervisor uses its own funds to purchase Owner’s Supplies, the cost of supplying and delivering Owner’s Supplies pursuant to the relevant terms of the Shipbuilding Contract shall be reimbursed by the Owner to the Construction Supervisor on the date the Construction Supervisor submits to the Owner supporting invoices in respect of such cost.

ARTICLE  III

CONSTRUCTION SUPERVISOR’S DUTIES REGARDING CONSTRUCTION

SECTION 3.1.                The Construction Supervisor undertakes with the Owner with respect to the Shipbuilding Contract:

(a)           to notify the Owner in writing promptly on becoming aware of any likely change to any of the dates on which any installment under the Shipbuilding Contract is expected to be due;

(b)           to (i) notify the Owner in writing of the expected date on which the launching or, as the case may be, sea trials of the Vessel is or are to take place and (ii) promptly on the same day as the launching or, as the case may be, sea trials of the Vessel takes or take place to confirm that the launching or, as the case may be, sea trials of the Vessel has or have taken place and, where relevant, that the amount specified in such confirmation is due and payable;

(c)           to (i) advise the Owner in writing, four (4) Business Days prior to the date on which the delivery installment under the Shipbuilding Contract is anticipated to become due, of the times and amounts of payments to be made to the Builder under the Shipbuilding Contract and any amount due to the

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Construction Supervisor for Owner’s Supplies not already settled and (ii) promptly confirm the same on the day on which such installment becomes due under the terms of the Shipbuilding Contract;

(d)           not to accept the Vessel or delivery of the Vessel on the Owner’s behalf without the Owner’s prior written approval and unless the Construction Supervisor shall have previously certified to the Owner in writing, in the form of the certificate set out in Schedule 1 to this Agreement, that:

(i)            the Vessel has been duly completed and is ready for delivery to and acceptance by the Owner in or substantially in accordance with the Shipbuilding Contract and the Specifications and Plans;

(ii)           there is, to the best of the Construction Supervisor’s knowledge and belief having made due enquiry with the Builder, no lien or encumbrance on the Vessel other than the lien in favor of the Builder in respect of the delivery installment of the Contract Price due in accordance with the relevant terms of the Shipbuilding Contract;

(iii)          the Vessel is recommended for classification by the relevant classification society referred to in the Shipbuilding Contract (and the Construction Supervisor shall attach to its certificate the provisional certificate of such classification society recommending such classification of the Vessel or a duplicate or photocopy of such provisional certificate or otherwise provide evidence of such classification to the Owner);

(e)           on receipt thereof from the Builder promptly to deliver the documents specified in Article [•], Paragraph [•] of the Shipbuilding Contract to the Owner or as the Owner may direct; and

(f)            solely with the prior written approval of the Owner, to request from or agree with the Builder any material alterations, additions or modifications to the Vessel.

ARTICLE  IV

CONSTRUCTION SUPERVISOR’S GENERAL OBLIGATIONS

SECTION 4.1.                The Construction Supervisor undertakes to the Owner, with respect to the exercise and performance of its rights, powers and duties as the Owner’s representative under this Agreement, as follows:

(a)           it will ensure the due and punctual observance and performance of all conditions, duties and obligations imposed on the Owner by the Shipbuilding Contract (other than to pay the Contract Price) and will not without the prior written consent of the Owner:

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(i) exercise any rights of the Owner to cancel, repudiate or rescind the Shipbuilding Contract;

(ii) waive, modify or suspend any provision of the Shipbuilding Contract if as a result of such waiver, modification or suspension the Owner will or may suffer any adverse consequences; and

(b)           it will, at its own expense, keep all necessary and proper books, accounts, records and correspondence files relating to its duties and activities under this Agreement and shall send quarterly reports to the Owner concerning the progress of the design and construction of the Vessel and keep the Owner promptly informed of any deviations from the building program.

ARTICLE  V

LIABILITY AND INDEMNITY

SECTION 5.1.                Save for the obligation of the Owner to pay any moneys due to the Construction Supervisor hereunder, neither the Owner nor the Construction Supervisor shall be under any liability to the other for any failure to perform any of their obligations hereunder by reason of Force Majeure. “Force Majeure” shall mean any cause whatsoever of any nature or kind beyond the reasonable control of the Owner or the Construction Supervisor, including, without limitation, acts of God, acts of civil or military authorities, acts of war or public enemy, acts of any court, regulatory agency or administrative body having jurisdiction, insurrections, riots, strikes or other labor disturbances, embargoes or other causes of a similar nature.

SECTION 5.2.                The Construction Supervisor, including its officers, directors, employees, shareholders, agents, and any sub-contractors (the “Construction Supervisor Related Parties”), shall be under no liability whatsoever to the Owner or to any third party (including the Builder) for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with the delayed or non-conforming delivery of the Vessel), and howsoever arising in the course of the performance of this Agreement, unless and to the extent that the same is proved to have resulted solely from the gross negligence or willful misconduct of the Construction Supervisor, its officers, employees, agents or any of its sub-contractors.

SECTION 5.3.                The Owner shall indemnify and hold harmless the Construction Supervisor Related Parties against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement and against and in respect of any loss, damage, delay or expense of whatsoever nature (including legal costs and expenses on a full indemnity basis), whether direct or indirect, incurred or suffered by any Construction Supervisor Related Party in the performance of this Agreement, unless incurred or suffered due to the gross negligence or willful misconduct of any Construction Supervisor Related Party.

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SECTION 5.4.                It is hereby expressly agreed that no employee or agent of the Construction Supervisor (including any sub-contractor from time to time employed by the Construction Supervisor) shall in any circumstances whatsoever be under any liability whatsoever to the Owner or any third party for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Article V, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Construction Supervisor or to which the Construction Supervisor is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Construction Supervisor acting as aforesaid, and for the purpose of all the foregoing provisions of this Article V, the Construction Supervisor is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

SECTION 5.5.                The provisions of this Article V shall survive any termination of this Agreement.

ARTICLE  VI

FEES

SECTION 6.1.                In consideration of the performance of the duties assigned to the Construction Supervisor in this Agreement, the Owner shall pay to the Construction Supervisor US$7,500 per month for each month during this Agreement for its total supervision costs in connection with the supervision of the construction of the Vessel, plus any expenses incurred under the Shipbuilding Contract against presentation of supporting invoices from the Construction Supervisor which the Construction Supervisor shall supply to the Owner at the same time as payment is requested. The fee payable hereunder to the Construction Supervisor shall include all costs which are incurred by the Construction Supervisor in connection with the ordinary exercise and performance by the Construction Supervisor of the rights, powers and duties entrusted to it pursuant to this Agreement. The supervision fee will be paid monthly in advance.

For the avoidance of doubt, the Construction Supervisor can demand payment of the fee and other amounts payable hereunder from the Parent pursuant to the relevant provisions of the Group Management Agreement.

ARTICLE  VII

COMMENCEMENT - TERMINATION

SECTION 7.1.                This Agreement shall come into effect on the date hereof and shall continue until the delivery of the Vessel in accordance with the Shipbuilding Contract unless terminated earlier pursuant to the terms of Section 7.2, Section 7.3, Section 7.4 or Section 7.5 hereof.

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SECTION 7.2.                The Owner shall be entitled to terminate this Agreement by notice in writing to the Construction Supervisor if the Construction Supervisor defaults in the performance of any material obligation under this Agreement, subject to a cure right of 20 Business Days following written notice by the Owner.

SECTION 7.3.                This Agreement shall terminate automatically if:

(a)           the Shipbuilding Contract is cancelled, rescinded or terminated; or

(b)           the Group Management Agreement is terminated.

SECTION 7.4.                The Construction Supervisor shall be entitled to terminate this Agreement by notice in writing to the Owner if:

(a)           any moneys payable by the Owner under this Agreement is not paid when due or if due on demand within 10 Business Days following demand by the Construction Supervisor; or

(b)           the Owner defaults in the performance of any other material obligations under this Agreement, subject to a cure right of 20 Business Days following written notice by the Construction Supervisor; or

SECTION 7.5.                Either party shall be entitled to terminate this Agreement immediately if:

(a)           the other party ceases to conduct business, or all or substantially all of the equity-interests, properties or assets of either such party is sold, seized or appropriated; or

(b)           (i) the other party files a petition under any bankruptcy law, makes an assignment for the benefit of its creditors, seeks relief under any law for the protection of debtors or adopts a plan of liquidation; (ii) a petition is filed against the other party seeking to have it declared insolvent or bankrupt and such petition is not dismissed or stayed within 40 Business Days of its filing; (iii) the other party shall admit in writing its insolvency or its inability to pay its debts as they mature; (iv) an order is made for the appointment of a liquidator, manager, receiver or trustee of the other party of all or a substantial part of its assets; (v) or if an encumbrancer takes possession of or a receiver or trustee is appointed over the whole or any part of the other party’s undertaking, property or assets; or (vi) if an order is made or a resolution is passed for the other party’s winding up; or

(c)           a distress, execution, sequestration or other process is levied or enforced upon or sued out against the other party’s property which is not discharged within 20 Business Days; or

(d)           the other party ceases or threatens to cease wholly or substantially to carry on its business otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the terminating party; or

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(e)           the other party is prevented from performing its obligations hereunder by reasons of Force Majeure for a period of two or more consecutive months.

SECTION 7.6.                In the event of termination due to the Construction Supervisor’s default, then it shall not be entitled to receive any payment in respect of the fees and other amounts described in Article VI becoming due and payable after the date of such termination.

ARTICLE  VIII

EMPLOYEES

SECTION 8.1.                None of the employees and/or sub-contractors of the Construction Supervisor shall constitute, for the purposes of this Agreement, sub-agents of the Owner. The Construction Supervisor, in its capacity as employer and contractor (and not in its capacity as agent for the Owner), shall (a) be responsible for the salaries, expenses and costs in respect of each of its employees and sub-contractors (not in its capacity as agent for the Owner) and (b) save for the provisions of Article V hereof, indemnify its employees and sub-contractors for any liabilities and losses incurred by such employees and sub-contractors.

ARTICLE  IX

GOVERNING LAW - ARBITRATION

SECTION 9.1.                This agreement shall be governed by and be construed in accordance with the laws of England.

SECTION 9.2.                Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Article IX. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

SECTION 9.3.                The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

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ARTICLE  X

COUNTERPARTS

SECTION 10.1.              This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

ARTICLE  XI

NOTICES

SECTION 11.1.              Every notice or other communication under this Agreement shall:

(a)           be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication (other than telex) in permanent written form;

(b)           be deemed to have been received, in the case of a letter, when delivered personally or three (3) days after it has been put into the post and, in the case of a facsimile transmission or other means of telecommunication (other than telex) in permanent written form, at the time of dispatch (provided that if the date of dispatch is a Saturday or Sunday or a public holiday in the country of the addressee or if the time of dispatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next day which is not a Saturday or Sunday or public holiday); and

(c)           be sent:

(i)  to the Construction Supervisor at:

Empire Navigation Inc.

Pandoras 13 & Kyprou Street

16674 Glyfada

Athens, Greece

Facsimile No.: 30 210 894-4688

Attention: Managing Director

(ii)  the Owner at:

c/o Alma Maritime Limited

Pandoras 13 & Kyprou Street

16674 Glyfada

Athens, Greece

Facsimile No.:

Attention: Chief Executive Officer or Chief Financial Officer

or to such other address and/or numbers for a party as is notified by such party to the other party under this Agreement.

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SECTION 11.2.              Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language.

SECTION 11.3.              This Agreement shall not create benefits on behalf of any other person not a party to this Agreement, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first above written.

For the Owner

by

Name:
Title:

For the Construction Supervisor

by

Name:
Title:

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SCHEDULE 1

FORM OF CONSTRUCTION CERTIFICATE

[On the letterhead of the Construction Supervisor]

[Vessel Owner] (the “Owner”)

[Address]

Facsimile: [          ]

Attention: [          ]

Date:

Dear Sirs,

[Name of Builder] (the “Builder”), [Name of Vessel] (the “Vessel”)

We refer to the construction supervision agreement dated [                    ] between the Owner and us (the “Supervision Agreement”).

Words and expressions defined in the Supervision Agreement (whether expressly or by incorporation by reference to another document) shall have the same meaning where used in this certificate.

We hereby certify, pursuant to Section 3.1(d) of the Supervision Agreement, as follows:

(i)                                     the Vessel has been duly completed and is ready for delivery to and acceptance by the Owner in or substantially in accordance with the Shipbuilding Contract and the Specifications and Plans; and

(ii)                                  the Vessel is recommended for classification by [Name of the classification society] (the “Classification Society”).

With respect to paragraph (ii) above, please find attached to this certificate the provisional certificate of the Classification Society recommending such classification of the Vessel / a duplicate or photocopy of the provisional certificate of the Classification Society recommending such classification of the Vessel / the following evidence of the Classification Society’s recommendation of such classification of the Vessel  [  ].

Yours faithfully,

for and on behalf of
EMPIRE NAVIGATION INC.

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